EXHIBIT 10.9

FIRST AMENDMENT TO
THE 2005 VENTURE FINANCIAL GROUP, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        WHEREAS it is the parties intent to comply with the final regulations under Internal Revenue Code Section 409A, issued on April 10, 2007 by the Internal Revenue Service (IRS) and the Treasury Department, the parties to the 2005 Venture Financial Group, Inc. Supplemental Executive Retirement Plan, effective as of January 1, 2005, (hereinafter “Agreement”) hereby agree to the terms and amendments contained herein. This First Amendment to the 2005 Venture Financial Group, Inc. Supplemental Executive Retirement Plan (hereinafter “First Amendment” shall be effective with respect to existing Participant Agreements upon execution of such amendment by the respective Participant.

    Whereas, the 2005 Venture Financial Group, Inc. Supplemental Executive Retirement Plan Agreement shall be amended as follows:

1.     Paragraph 2.13 shall be deleted in its entirety and shall be replaced with the following:

2.13 Retirement. The term “Retirement” shall refer to the Participant’s Separation From Service, for any reason other than For Cause, on or after qualifying for Early or Normal Retirement.

2.     Paragraph 2.14 shall be deleted in its entirety and shall be replaced with the following:

2.14 Normal Retirement and Normal Retirement Date. The terms “Normal Retirement” and “Normal Retirement Date” shall refer to the Participant’s Retirement on or after attaining the age of Sixty-Five (65).

3.     Paragraph 2.15 shall be deleted in its entirety and shall be replaced with the following:

2.15 Early Retirement and Early Retirement Date. The terms “Early Retirement” and “Early Retirement Date” shall refer to the Participant’s Retirement (i) on or after attaining the age of Fifty-Five (55), but before attaining the Normal Retirement age of Sixty-Five (65), and (ii) on or after completing at least Ten (10) full years of employment with Employer.

4.     Paragraph 2.17 shall be deleted in its entirety and shall be replaced with the following:

2.17 Change in Ownership. For the purpose of this Agreement, a Change in Ownership shall include any of the following (and for the purposes of this provision, the term “corporation” shall mean both Venture Bank and/or Venture Financial Group):

A.	Change in the Ownership of a Corporation. A change in the ownership of the corporation occurs on the date that any one person or persons acting as a group (as defined in IRC 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. The acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the corporation.

B.	Change in the Effective Control of the Corporation. A change in the effective control of the corporation shall be deemed to occur on either of the following dates:

(i) The date any one person, or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(ii) The date a majority of members of the corporation’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election.

C.	Change in the Ownership of a Substantial Portion of the Corporation’s Assets. A change in the ownership of a substantial portion of a corporation’s assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.

        For the purpose of this Agreement, transfers made on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Employer shall not be considered in determining whether there has been a Change in Control.

5.     The following paragraph shall be added immediately following the existing Paragraph 2.22:

2.23 Separation From Service/ Termination of Employment. The terms Separation From Service (or Separates From Service) and Termination of Employment (Termination) shall be used interchangeably for the purposes of this Agreement and shall be interpreted in accordance with the provisions of IRC 409A. Whether a Separation From Service has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the employer if the employee has been providing services to the employer less than thirty-six (36) months. There shall be no Separation From Service while the Participant is on military leave, sick leave or other bona fide leave of absence, as long as such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to re-employment with the service recipient under an applicable statute or by contract.

6.     Paragraph 3.2(E) shall be deleted in its entirety and shall be replaced with the following:

(E) Termination in Connection With Change in Ownership. In the event Participant is terminated in Connection With a Change in Ownership, then Participant shall be entitled to receive one of the following amounts, depending on the circumstances:
        (i) In the event Participant qualifies for Early or Normal Retirement as defined in Paragraphs 2.13 through 2.15, then he shall be deemed to have elected such Early or Normal Retirement and shall receive the Benefits applicable to such Retirement pursuant to the terms of Paragraph 3.2(A) or 3.2(B); OR, in the alternative,
        (ii) In the event Participant has not qualified for Early or Normal Retirement pursuant to the terms of Paragraphs 2.13 through 2.15, then the Participant shall be entitled to receive one hundred percent (100%) of the Benefit Accrual Balance as of the date of Separation From Service.

7.     Paragraph 3.2(I) shall be deleted in its entirety and shall be replaced with the following:

(I) Payments in the Event Participant Dies after Becoming Entitled to Benefit Payments But Prior to Receiving Any or All Such Payments. In the event Participant dies after becoming entitled to benefits pursuant to this Agreement, but prior to receiving any or all such benefit payments, then Participant’s designated Beneficiary(ies) shall be entitled to receive the unpaid benefit payments in such time and manner as specified in the provisions applicable. (I.e., if Participant became entitled to receive a benefit pursuant to the terms of Paragraph 3.2(E), and dies before such payment is made, then his Beneficiary(ies) shall receive the benefit according to the provisions governing the payment of benefits under Paragraph 3.2(E)) .

8.     Paragraph 4.7 shall be deleted in its entirety and shall be replaced with the following:

4.7 Payment of Benefit Following Termination in Connection With a Change in Ownership. In the event Participant is terminated in Connection With a Change in Ownership pursuant to Paragraph 3.2(E), then any amount due Participant shall be paid in accordance with the following: (i) In the event Participant qualifies for Early or Normal Retirement as defined herein, and has been deemed to have elected such Early or Normal Retirement (as addressed in Paragraph 3.2(E)), then the Benefit shall be paid in the same time and manner as applies to Early or Normal Retirement; OR, in the alternative, (ii) In the event Participant has not qualified for Early or Normal Retirement as defined herein, and is entitled to receive one hundred percent (100%) of the Benefit Accrual Balance as of the date of Separation From Service pursuant to the terms of Paragraph 3.2(E), then such Benefit shall be paid in lump sum on a date two (2) years following such Termination.

9.     Paragraph 8.1 shall be deleted in its entirety and shall be replaced with the following:

8.1 Claims Procedure. In the event a dispute arises over the benefits under this executive plan and benefits are not paid to the Participant (or to the Participant’s beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Committee (as the plan administrator) in accordance with the following procedures:

A.	Written Claim. The claimant may file a written request for such benefit with the Committee.

B.	Claim Decision. Upon receipt of such claim, the Committee shall respond to such claimant within ninety (90) days after receiving the claim. If the Committee determines that special circumstances require additional time for processing the claim, the Committee can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.

If the claim is denied in whole or in part, the Committee shall notify the claimant in writing of such denial. The Committee shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	The specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and

(v)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.	Request for Review. Within sixty (60) days after receiving notice from the Committee that a claim has been denied (in part or all of the claim), then claimant (or their duly authorized representative) may file with the Committee, a written request for a review of the denial of the claim.

The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Committee shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

D.	Decision on Review. The Committee shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision.

In considering the review, the Committee shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Committee shall notify the claimant in writing of its decision on review. The Committee shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Agreement on which the denial is based;

(iii)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(iv)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

10.     The following paragraph shall be added immediately following the existing Paragraph 9.12:

9.13. Intent of the Parties to Comply with Internal Revenue Code Section 409A. Notwithstanding any provision existing in the Agreement or any amendment thereto, it is the intent of the parties that any payment or benefit provided pursuant to this plan shall be made and paid in a manner, and at a time, and in a form which complies with the applicable requirements of Code Section 409A, in order to avoid any unfavorable tax consequences resulting from any such failure to comply. Thus, in the event of any ambiguity in terms, or in the event further clarification of any term or provision is necessary, all interpretations and payouts of benefits based thereon shall be made in accordance with IRC 409A and any related notices or guidance thereon. Furthermore, for the purposes of this Agreement, Code Section 409A shall be read to include any related or relevant IRS Notices (including but not limited to Notice 2006-79).

Finally, and in accordance with the current restrictions on payouts of deferred compensation, and with respect to any plan amendment or election in 2007, such amendment or election may not act as to accelerate any payments or cause any payment to be made in 2007 that would not otherwise be payable in 2007. Furthermore, and in accordance with IRS Notice 2006-79, this restriction also applies to payments following a separation from service, and similarly applies to elections/amendments and payments made and to be made in 2007. Therefore, an election or amendment to change a time and form of payment made on or after January 1, 2007 and on or before December 31, 2007, may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007. (For example, where an amount would otherwise be payable upon an event, such as a separation from service, an election in 2007 cannot change the amount that would be payable in 2007 if the service provider separated from service in 2007).

        WHEREAS this Amendment is adopted by the Committee effective as of this _________________________ , 2007.

VENTURE FINANCIAL GROUP, INC. By: ______________________________ Ken Parsons, Sr., Chairman

(Existing Participants to ratify Amendment by affixing signature to separate Ratification Agreement).